Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Full Year 2019 Financial Results

-ADCETRIS® (Brentuximab Vedotin) Net Sales in U.S. and Canada of $627.7 Million in 2019, Including $166.2 Million in the Fourth Quarter-
-PADCEV™ (Enfortumab Vedotin-ejfv) Granted Accelerated Approval by FDA for Patients with Locally Advanced or Metastatic Urothelial Cancer Following Platinum-based Chemotherapy and a PD-1 or PD-L1 Inhibitor; U.S. Commercial Launch Underway-
-Tucatinib Applications for Approval Submitted to the FDA and EMA for Patients with Locally Advanced or Metastatic HER2-Positive Breast Cancer-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — February 6, 2020 — Seattle Genetics, Inc. (Nasdaq:SGEN) today reported financial results for the fourth quarter and year ended December 31, 2019. The Company also highlighted ADCETRIS (brentuximab vedotin) and PADCEV (enfortumab vedotin-ejfv) commercial, regulatory and clinical development accomplishments and progress with its clinical programs for cancer, including tucatinib.
“At the end of 2019, we became a multi-product oncology company following the rapid FDA approval of PADCEV for previously treated metastatic urothelial cancer patients, expanding our commercial portfolio into solid tumors,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition, in collaboration with Takeda, global sales of ADCETRIS exceeded $1 billion in 2019, underscoring its importance in the treatment of multiple lymphomas. As we look ahead, subject to regulatory reviews, we are well positioned to bring a third product to market with the tucatinib marketing applications in the United States, Europe and other countries for patients with metastatic HER2-positive breast cancer. Importantly, across PADCEV, tucatinib and ADCETRIS, we are advancing broad clinical development programs intended to fully explore their potential. We are executing on our mission to develop transformative cancer therapies that make a meaningful difference in people's lives.”

ADCETRIS Program Highlights

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Achieved ADCETRIS Sales Milestone: Seattle Genetics achieved a one-time $40 million milestone payment triggered by its collaborator Takeda surpassing annual net sales of $400 million in its territory during 2019. The milestone was recognized as royalty revenue in the fourth quarter of 2019.

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Received New Indication in Canada: Health Canada approved ADCETRIS in combination with chemotherapy as frontline treatment for certain types of CD30-expressing peripheral T-cell lymphomas based on results of the phase 3 ECHELON-2 clinical trial.

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Presented Fifteen Abstracts at ASH: ADCETRIS was featured in 15 data presentations at the 61st American Society of Hematology (ASH) annual meeting from both corporate and investigator-led clinical trials. A four-year update of the phase 3 ECHELON-1 clinical trial in advanced Hodgkin lymphoma demonstrated a sustained progression-free survival benefit for ADCETRIS in combination with AVD (Adriamycin [doxorubicin], vinblastine and dacarbazine) when compared to ABVD, which includes bleomycin. The presentations also highlighted data on ADCETRIS as monotherapy and as part of combination regimens in a range of CD30-expressing lymphomas.

PADCEV Program Highlights

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Received FDA Approval for PADCEV: In December 2019, PADCEV received accelerated approval from the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with locally advanced or metastatic urothelial cancer who have previously received a PD-1/L1 inhibitor and a platinum-containing chemotherapy before (neoadjuvant) or after (adjuvant) surgery or in a locally advanced or metastatic setting. Continued approval may be contingent upon verification and description of clinical benefit in confirmatory trials. It is the first FDA-approved treatment for these patients. Seattle Genetics and Astellas are jointly commercializing PADCEV in the United States.

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Completed Enrollment in Phase 3 EV-301 Clinical Trial: In January 2020, enrollment was completed in the phase 3 EV-301 clinical trial in metastatic urothelial cancer patients who previously received both platinum chemotherapy and a PD-1/L1 inhibitor. EV-301 is intended to serve as a confirmatory trial in the United States and support global marketing applications.

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Initiated Phase 3 Clinical Trial in First-line Metastatic Urothelial Cancer: In January 2020, Seattle Genetics in collaboration with Astellas and Merck initiated the phase 3 EV-302 clinical trial evaluating the combination of PADCEV and Keytruda® (pembrolizumab) with or without chemotherapy versus chemotherapy alone in patients with previously untreated locally advanced or metastatic urothelial cancer. The trial is expected to enroll 1,095 patients and the dual primary endpoints are progression-free survival and overall survival. The trial was initiated based on positive preliminary results from the phase 1 EV-103 clinical trial.

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Initiated Phase 2 Clinical Trial in Solid Tumors: In January 2020, Seattle Genetics and Astellas initiated the phase 2 EV-202 clinical trial to evaluate single-agent PADCEV in a range of solid tumors, including non-small cell lung, head and neck, gastric/esophageal and breast cancers.

Tucatinib Program Highlights

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Presented and Published HER2CLIMB Data: In December 2019, results were presented from the HER2CLIMB pivotal trial, which demonstrated that the combination of tucatinib with trastuzumab and capecitabine was superior to trastuzumab and capecitabine alone in patients with unresectable locally advanced or metastatic HER2-positive breast cancer. The trial met the primary endpoint of progression-free survival (PFS) and all secondary endpoints, including improvement in overall survival and improvement in PFS for patients with brain metastases at baseline. The tucatinib regimen was generally well-tolerated with a manageable safety profile. The results were presented at the 2019 San Antonio Breast Cancer Symposium and simultaneously published in the New England Journal of Medicine.

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Received Breakthrough Therapy Designation: In December 2019, the FDA granted Breakthrough Therapy designation to tucatinib, in combination with trastuzumab and capecitabine, for treatment of patients with locally advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have been treated with trastuzumab, pertuzumab, and T-DM1 (ado-trastuzumab emtansine, Kadcyla®). The designation was based on results from the HER2CLIMB pivotal trial.

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Submitted Multiple Applications for Approval: In December 2019, Seattle Genetics completed its New Drug Application submission to the FDA under the Real Time Oncology Review (RTOR) pilot program. In January 2020, the Company submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) and the submission was recently validated by the EMA. In addition, applications were recently submitted to regulators in Australia, Canada, Singapore and Switzerland under the FDA's Project Orbis pilot program. The applications request approval of tucatinib based on positive results of the HER2CLIMB clinical trial.

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Initiated Phase 3 HER2CLIMB-02 Clinical Trial: In October 2019, Seattle Genetics initiated the phase 3 HER2CLIMB-02 clinical trial of tucatinib versus placebo in combination with T-DM1 for patients with unresectable locally advanced or metastatic HER2-positive breast cancer, including those with brain metastases, who have had prior treatment with a taxane and trastuzumab. HER2CLIMB-02 could support applications for potential approval in first- or second-line metastatic breast cancer.

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Expanded MOUNTAINEER Clinical Trial: Seattle Genetics expanded the phase 2 MOUNTAINEER trial of tucatinib in combination with trastuzumab in metastatic colorectal cancer (CRC) to enroll up to approximately 110 patients to support potential accelerated approval of tucatinib in HER2-positive CRC.

Tisotumab Vedotin Program Highlights

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Tisotumab Vedotin innovaTV 204 Pivotal Trial Data Expected in 2020: Seattle Genetics and Genmab expect to report topline data in the first half of 2020 from the innovaTV 204 pivotal trial of tisotumab vedotin in patients with recurrent and/or metastatic cervical cancer who have relapsed or progressed after standard-of-care treatment.

Other Recent Activities

•	ADC Collaborators Clinical and Regulatory Progress:

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In January 2020, Roche received conditional marketing authorization from the European Commission for Polivy® (polatuzumab vedotin) to treat patients with relapsed or refractory diffuse large B-cell lymphoma. Polivy utilizes Seattle Genetics’ proprietary antibody-drug conjugate (ADC) technology and as a result Seattle Genetics will receive a milestone payment from Roche. Seattle Genetics also receives royalties on global sales of Polivy.

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In January 2020, GlaxoSmithKline (GSK) was granted priority review by the FDA for its Biologics License Application (BLA) and in February 2020 the EMA validated its MAA for belantamab mafodotin for the treatment of patients with relapsed or refractory multiple myeloma. Belantamab mafodotin utilizes Seattle Genetics' ADC technology. Additionally, GSK initiated a phase 3 clinical trial of belantamab mafodotin, triggering a development milestone payment to Seattle Genetics that was recognized as collaboration revenues in the fourth quarter of 2019.

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Entered into License Agreement with BeiGene: Under the terms of the license agreement, BeiGene was granted exclusive rights to develop and commercialize a product candidate in Asia (except Japan) and the rest of the world. Seattle Genetics retained rights to the product candidate in the Americas, Europe and Japan. Seattle Genetics received a $20 million upfront payment and is eligible to receive progress-dependent milestones for a total potential deal value of up to $160 million and tiered royalties on any product sales.

FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
Revenues: Total revenues in the fourth quarter and year ended December 31, 2019 increased to $289.8 million and $916.7 million, respectively, compared to $174.5 million and $654.7 million for the same periods in 2018. Revenues are comprised of the following three components:

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Product Revenues: ADCETRIS net sales in the U.S. and Canada for the fourth quarter were $166.2 million, a 26 percent increase over net sales of $132.1 million in the fourth quarter of 2018. ADCETRIS net sales in the U.S. and Canada were $627.7 million for the full year in 2019, a 32 percent increase over net sales of $476.9 million in 2018. Growth over 2018 reflected ADCETRIS label expansions in 2018, which led to increased use primarily in frontline CD30-expressing PTCL following approval in November 2018. PADCEV was approved in the U.S. in late December 2019 and net sales for the fourth quarter were $0.2 million.

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Royalty Revenues: Royalty revenues in the fourth quarter were $72.3 million, compared to $24.6 million in the fourth quarter of 2018. The fourth quarter of 2019 included a $40 million milestone from Takeda triggered by annual net sales exceeding $400 million in Takeda's territory during 2019. Royalty revenues were $138.5 million for the full year in 2019, compared to $83.4 million in 2018. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, sales of Polivy by Roche.

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Collaboration and License Agreement Revenues: Amounts earned under the Company’s collaboration and license agreements were $51.1 million in the fourth quarter and $150.2 million for the full year in 2019, compared to $17.8 million and $94.4 million, respectively, for the same periods in 2018. In the fourth quarter of 2019, the Company recognized a milestone payment under its ADC collaboration with GSK and an upfront payment from BeiGene upon entering into a product licensing agreement.

Research and Development (R&D) Expenses: R&D expenses in the fourth quarter were $201.1 million, compared to $149.8 million in the fourth quarter of 2018. R&D expenses were $719.4 million for the full year in 2019, compared to $565.3 million in 2018. The increase in 2019 primarily reflected increased investment in the Company's late-stage pipeline.
Selling, general and administrative (SG&A) Expenses: SG&A expenses in the fourth quarter were $115.2 million, compared to $79.5 million in the fourth quarter of 2018. SG&A expenses were $373.9 million for the full year in 2019, compared to $261.1 million for the same period in 2018. The increases were primarily attributed to costs to support commercialization efforts related to ADCETRIS frontline indications, launch preparation for PADCEV and tucatinib, as well as higher infrastructure costs to support the Company's continued growth.
Cost of Sales: Cost of sales in the fourth quarter were $9.6 million, compared to $30.2 million in the fourth quarter of 2018. Cost of sales were $34.9 million for the full year in 2019, compared to $66.1 million for the same period in 2018. The 2018 periods reflected an inventory write-off of $18.1 million recorded in the fourth quarter of 2018 related to ADCETRIS in-process production that did not meet manufacturing specifications, as well as a reduction in amounts owed to certain third-party technology licensors.
Non-cash, share-based compensation cost for the full year in 2019 was $127.3 million, compared to $78.9 million for the same period in 2018.
Net Income / Loss: Net income for the fourth quarter of 2019 was $25.8 million, or $0.14 per diluted share, compared to a net loss of $119.8 million, or $0.75 per diluted share, for the fourth quarter of 2018. Net income in the fourth quarter of 2019 included net investment income of $64.2 million primarily associated with Seattle Genetics’ common stock holdings in Immunomedics, which are marked-to-market. For the full year in 2019, net loss was $158.7 million, or $0.96 per share, compared to a net loss of $222.7 million, or $1.41 per share, for the year in 2018. Net loss for the full year in 2019 included net investment income of $61.9 million primarily associated with Seattle Genetics’ common stock holdings in Immunomedics. Net loss for both the fourth quarter and the full year in 2018 included a non-cash income tax benefit of $23.7 million related to acquired intangible assets as part of the acquisition of Cascadian Therapeutics.
Cash and Investments: As of December 31, 2019, Seattle Genetics had $868.3 million in cash and investments. In addition, the Company held stock investments, primarily in Immunomedics common stock, valued at $163.9 million.
2020 FINANCIAL OUTLOOK
Seattle Genetics anticipates 2020 revenues, operating expenses and other costs to be in the ranges shown in the table below.

ADCETRIS net product sales	$675 million to $700 million
Royalty revenues	$105 million to $115 million
Collaboration and license agreement revenues	$30 million to $50 million

R&D expenses	$860 million to $950 million
SG&A expenses	$475 million to $525 million
ADCETRIS cost of sales	5 percent to 6 percent
Cost of royalty revenues	Low single digit percent on ex-US sales
Non-cash costs (primarily attributable to share based compensation)	$180 million to $200 million

Conference Call Details
Seattle Genetics’ management will host a conference call and webcast with supporting slides to discuss its fourth quarter and full year 2019 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast on the Seattle Genetics website at www.seattlegenetics.com, under the Investors section. Investors may also participate in the conference call by calling 800-353-6461 (domestic) or 334-323-0501 (international). The conference ID is 7290215. A replay of the live event and supporting slides will be available starting on February 6, 2020 on the Seattle Genetics website at www.seattlegenetics.com, under the Investors section, for at least 30 days. A replay of the audio only will be available by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7290215. The telephone replay will be available until 5:00 p.m. PT on February 9, 2020.
About Seattle Genetics
Seattle Genetics, Inc. is a global biotechnology company that discovers, develops and commercializes transformative medicines targeting cancer to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) and PADCEV™ (enfortumab vedotin-ejfv) use the company’s industry-leading antibody-drug conjugate (ADC) technology. ADCETRIS is approved in certain CD30-expressing lymphomas, and PADCEV is approved in certain metastatic urothelial cancers. In addition, investigational agent tucatinib, a small molecule tyrosine kinase inhibitor, is in late-stage development for HER2-positive metastatic breast cancer, and in clinical development for metastatic colorectal cancer. The company is headquartered in Bothell, Washington, and has offices in California, Switzerland and the European Union. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2020 outlook, including anticipated 2020 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2020 and future periods and to bring a third product to market in the United States and other countries; anticipated activities related to the Company’s planned and ongoing clinical trials, including clinical trial enrollment and data availability and the expected timing thereof, including with respect to innovaTV 204, EV-301, EV-302, EV-202, HER2CLIMB-02, MOUNTAINEER and other clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, tucatinib, and tisotumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the Company’s net sales, revenue, expense, and other financial guidance may not be as expected, as well as risks and uncertainties associated with maintaining or increasing sales of ADCETRIS and PADCEV due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians or other factors. The Company may also be delayed in its planned clinical trial initiations, enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, regulatory approvals and launch in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory discussions or actions and the inherent uncertainty associated with the regulatory approval process and the pricing and reimbursement process when applicable. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and future periodic reports filed by the Company, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACTS:

Investors:	Media:
Peggy Pinkston	Monique Greer
425-527-4160	425-527-4641
ppinkston@seagen.com	mgreer@seagen.com

Seattle Genetics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenues:
Net product sales	$166,414	$132,127	$627,977	$476,903
Collaboration and license agreement revenues	51,117	17,833	150,245	94,357
Royalty revenues	72,273	24,553	138,491	83,440
Total revenues	289,804	174,513	916,713	654,700
Costs and expenses:
Cost of sales	9,639	30,222	34,882	66,085
Cost of royalty revenues	2,289	5,363	9,070	22,208
Research and development	201,061	149,772	719,374	565,309
Selling, general and administrative	115,229	79,467	373,932	261,096
Total costs and expenses	328,218	264,824	1,137,258	914,698
Loss from operations	(38,414)	(90,311)	(220,545)	(259,998)
Investment and other income (loss), net	64,244	(53,180)	61,895	13,652
Income (loss) before income taxes	25,830	(143,491)	(158,650)	(246,346)
Income tax benefit	—	23,686	—	23,653
Net income (loss)	$25,830	$(119,805)	$(158,650)	$(222,693)
Net income (loss) per share - basic	$0.15	$(0.75)	$(0.96)	$(1.41)
Net income (loss) per share - diluted	$0.14	$(0.75)	$(0.96)	$(1.41)
Shares used in computation of per share amounts - basic	171,638	160,197	165,498	157,655
Shares used in computation of per share amounts - diluted	178,501	160,197	165,498	157,655

Seattle Genetics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2019	2018
Assets
Cash, cash equivalents and investments	$868,338	$459,866
Other assets	1,337,528	1,043,463
Total assets	$2,205,866	$1,503,329
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$259,357	$191,472
Deferred revenue and long-term liabilities	70,222	37,914
Stockholders’ equity	1,876,287	1,273,943
Total liabilities and stockholders’ equity	$2,205,866	$1,503,329